Exhibit 99.2

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is dated February 7, 2011 by and among Third Point LLC (“Third Point”), Royal Capital Management, LLC (“Royal Capital”) and Monarch Alternative Capital LP (“Monarch” and, together with Third Point and Royal Capital, the “Managers”).

RECITALS

WHEREAS, each of the Managers is a beneficial owner of shares of the Class A Common Stock (the “Common Stock”) of Smurfit-Stone Container Corporation (“Smurfit”)held directly by investment funds managed by it;

WHEREAS, on January 23, 2011, Smurfit announced an agreement to be acquired by Rock-Tenn Company  (“Rock-Tenn”) in a merger transaction in which each share of Common Stock would be converted into the right to receive $17.50 in cash and 0.30605 shares of common stock of Rock-Tenn, valued as of the date of the announcement at $35.00 per share, the (“Proposed Merger”); and

WHEREAS, each of the Managers believes that the Proposed Merger undervalues the Common Stock and intends to oppose the Proposed Merger; and

WHEREAS, each of the Managers wishes to cooperate with the others in a joint effort to oppose the Proposed Merger (the “Joint Project”);

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. Certain Definitions.  As used herein, the following terms shall have the following meanings, except as otherwise expressly provided herein:

a. “beneficial owner” and “beneficial ownership” shall have the meanings ascribed to them by Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

b. “affiliate” of any person shall mean any other person  that controls, is controlled by or is under common control with that person.  Managed funds and accounts shall be deemed to be affiliates of the Manager that serves as their investment manager or adviser.

2. Coordination of Opposition to the Proposed Merger.  The Managers agree to act together in pursuing the Joint Project and, in connection therewith:

a. Counsel.  Each Manager agrees that Willkie Farr & Gallagher LLP (“Willkie Farr”) shall be engaged to act as legal counsel.

b. Joint Schedule 13D.  Each Manager agrees to join (together with any affiliates of such Manager who have Schedule 13D filing obligations with respect to the Common Stock) in the filing with the United States Securities and Exchange Commission (the “SEC”) of a joint Schedule 13D and any necessary or appropriate amendments thereto (collectively, the “Joint 13D”) in respect of the Managers’ beneficial ownership of Common Stock.  Each Manager agrees to execute and deliver a joint filing agreement and such additional instruments and documents as Willkie Farr may reasonably request in connection with the Joint 13D.

c. Information.  In connection with the preparation of the Joint 13D, each Manager agrees to provide to Willkie Farr (i) such information as would be required to be included in a Schedule 13D with respect to the Common Stock if such Manager were filing a Schedule 13D on its own without the other Managers and (ii) such other information as may be reasonably requested by Willkie Farr in connection with the preparation and filing of the Joint 13D.

d. Information Updates.  In order to ensure that amendments to the Joint 13D are made “promptly” as required by the rules of the SEC, each Manager agrees to advise Willkie Farr of any transactions in the Common Stock (no later than the trade date of any such transaction) and of any other fact or circumstance of which it becomes aware that might reasonably require amendment of the Joint 13D (no later than the date on which such Manager becomes aware of any such other fact or circumstance).

e. Accuracy of Information.  Each Manager agrees that all information provided by such Manager to Willkie Farr in connection with the preparation of the Joint 13D or for the purpose of rendering legal advice to the Managers shall be true and correct.

f. Compliance.  Each Manager agrees to comply with all applicable laws in connection with the Joint Project, including, but not limited to, Section 13(d) of the Exchange Act and the rules and regulations thereunder and the proxy rules (Regulation 14A) of the SEC.

3. Representations and Warranties.  Each of the Managers represents and warrants to each of the other Managers as follows:

a. Authority.  Such Manager has full right, power and authority to enter into this Agreement and perform its obligations hereunder;

b. Binding Agreement.  This Agreement has been duly executed and delivered by it and constitutes its valid and binding agreement, enforceable against it in accordance with its terms;

c. No Consents, Violations.  The execution, delivery and performance of this Agreement by such Manager will not (i) require the consent or approval of or any material filing with any governmental or regulatory body, other than filings required under U.S. federal or state securities laws, or (ii) violate, conflict with or constitute a default under (A) its limited liability company or partnership agreement or any other constitutive documents of such Manager, (B) any law, rule or regulation applicable to such Manager or any of its affiliates or (C) any agreement, contract, order, judgment or decree binding upon such Manager or its affiliates; and

d. Beneficial Ownership.  Other than as described in the Joint 13D to be filed on February 7, 2011, none of such Manager or any of its affiliates (i) is the beneficial owner of any Common Stock or (ii) has any agreement, arrangement or understanding with any person for the purpose of acquiring, holding, voting or disposing of any securities of the Company.

4. Expenses.  The Managers agree that the fees and expenses of Willkie Farr, and any other expenses in connection with the Joint Project that are agreed to in writing by all Managers, whether incurred by them directly or on their behalf, shall be “Joint Expenses”.  Each of the Managers shall be responsible for its pro rata share of all Joint Expenses, based on the number of shares of Common Stock beneficially owned by each of them relative to the number of shares of Common Stock beneficially owned by all of them.  The Managers agree to prorate and apportion among them, on the foregoing basis, all Joint Expenses incurred during each calendar month based on the number of shares of Common Stock beneficially owned by each Manager on the last calendar day of the immediately preceding month.  Each Manager agrees to provide to the others on a prompt basis an accurate accounting of the number of shares of Common Stock beneficially owned by them as at each relevant calendar month end.  For purposes of this Section 4, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, except that shares of Common Stock shall not be deemed beneficially owned by a Manager if such beneficial ownership arises solely by virtue of Section 13(d)(3) of the Exchange Act or Rule 13d-5(b)(1) thereunder (i.e., if such shares would be deemed beneficially owned solely by virtue of being deemed to be a member of a “group” with one or more other Managers).

5. Coordination of Public Statements.  Each Manager agrees that it shall, and shall cause its affiliates to, consult with the other Managers and Willkie Farr prior to making any public statement or announcement concerning Smurfit, their beneficial ownership of Common Stock and/or the Proposed Merger and, where any of the Managers objects to all or any part of a public statement or announcement, not to make such public statement or announcement except to the extent it is believed in good faith, based on the advice of Willkie Farr, to be required by applicable law or regulation.

6. No Agency or Advisory Relationship.  Except as expressly provided herein, each Manager is acting independently of the others with respect to its beneficial ownership of Common Stock, and no Manager has the authority to represent or bind any other Managers.  Each Manager is a sophisticated financial investor that has conducted and will continue to conduct its own investigation into the affairs of Smurfit as it may deem necessary for the purposes of its ownership of Common Stock, and no Manager is providing any other Manager with investment, tax, legal or other advice.  No Manager is a fiduciary of any other Manager.

7. Termination.  This Agreement shall automatically terminate upon the written notice of a Manager to each of the other Managers and Willkie Farr that such Manager is withdrawing from the Joint Project, unless the remaining Managers agree that this Agreement shall survive as a binding agreement between them.  Notwithstanding any termination of this Agreement, Section 4 of this Agreement shall be binding on each Manager with respect to any fees and expenses of Willkie Farr or other expenses that are incurred prior to such Manager’s withdrawal from the Joint Project.

8. No Third Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity.

9. Binding Agreement.  This Agreement constitutes a valid and binding obligation enforceable against each of the parties hereto in accordance with its terms.

10. Limitation on Assignment; Successors and Permitted Assigns.  None of the parties hereto may assign any of its respective rights or obligations under this Agreement.  This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, heirs, executors administrators and representatives.

11. Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic law of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule (whether State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12. Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

13. Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first written above.

THIRD POINT, LLC

By:  /s/ William Song
Name:  William Song
Title:  CCO

Shares of Common Stock Beneficially Owned by Third Point:  2,250,000

ROYAL CAPITAL MANGEMENT, LLC

By:  /s/ Yale M. Fergang
Name: Yale M. Fergang
Title:  Managing Member

Shares of Common Stock Beneficially Owned by Royal Capital:  2,787,500

MONARCH ALTERNATIVE CAPITAL LP
By: MDRA GP LP, its General Partner
By: Monarch GP LLC, its General Partner

By:  /s/ Michael Weinstock
Name:  Michael Weinstock
Title:  Member

Shares of Common Stock Beneficially Owned by Monarch:  3,181,868